Exhibit 10.6

Strategic Cooperation Agreement

Party A: Jinzhou Halla Electrical Equipment Co., Ltd. (China)
Party B: HIVRON Inc. (Korea)

For the past two years affiliated with each other, the Party A and Party B have cooperated on projects of mutual interests and both parties satisfied with the results. The following Strategic Cooperation Agreement has been reached after sincere and friendly discussion:

1.	Party A has systematically researched and developed its present and future products, and formed its own intellectual property rights supporting competitiveness of its products.

2.	Party B has been providing with chips for alternator rectifier and regulator to Party A's Korean supplier and Chinese supplier.

3.	Party A and Party B will go on unanimous action on the above-mentioned cooperation, and carry out further joint research and development on chips for Party A's advanced products.

4.
Party B shall carry out chip study, design and manufacture chips according to requirement from Party A. The products developed for Party A shall be purchased by designated Party A's supplier by Party A. Party B agrees that competitive prices shall be given to Party A's supplier on chip products. Party B promises that no jointly developed chip products to be supplied to Party A's competitors.

5.
Party A will provide its new products' information and specifications to Party B timely in accord with its competition strategy. Party A agrees that instruct its suppliers to purchase products developed for Party A from Party B will be first priority.

6.	Party A and Party B agree to maintain long term strategic partnership, jointly ensuring Party A's products to have the largest market share in China in the future a few years, and to export to global market. Party A and Party B agree to bear its own costs incurred during joint development. Party 13 will benefit from providing chips to Party A's supplier regarding to the increasing market share of Party A. The research achievement shall be owned by the practicing parties, while Party A is entitled to use Party B's know-how formed during joint development free of charge.

7.	Party A shall support Party B to set up joint venture in Jinzhou China once conditions permit, so as Party B can manufacture developed products for Party A in China to Party A's supplier. Though no investment from Party A, Party A shall responsible to assist Party B in finding adequate partners of the joint venture, further strengthen the strategic partnership.

8.	Party A agrees Party B to be named Jinzhou Halla Electrical Equipment chips Research Centre (non-legal person organization).

9.
The two parties agree, unless damages incurred on purpose, no trace investigation responsibility or interest on counter party for the past cooperation at any time. Both parties promise that know-how acquired from cooperation, development, and research shall be kept confidential.

10.	Unstated matters shall be settled by discussion of the two parties.

11.	This agreement is written in English in two copies.

Party A: Jinzhou Halla Electrical Equipment Co., Ltd. (China)
Seal

Party B: HIVRON Inc.
Seal

Date: June 7, 2004